UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2010

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	000-50332 (Commission File Number)	93 - 1282171 (IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504 Address of Principal Executive Office

Registrant's telephone number including area code     541-618-6003

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors has approved an equity incentive program for executive officers and directors.  The program will be performance based and all awards will be subject to attaining certain performance criteria established each year.

Awards to the CEO and directors will be based solely on corporate objectives for any given year; while awards for other executive officers will be based on achievement of corporate objectives, personal objectives and leadership competency ratings, which will be weighted 50%, 30% and 20%, respectively.  The maximum amount of an award will be equal to 35% of the annualized base salary of each executive officer or the annualized fees paid to directors.  In order for an individual to receive the maximum award, there would have to be a 125% achievement rating of the applicable performance criteria.  No Awards will be made in any year the Company does not post a net profit.

The number of shares to be issued will be determined by multiplying the achievement rating times the officer’s base salary, or the director fees for all the directors (the directors to participate equally in the resulting pool of shares), and dividing that amount by the weighted average price of PremierWest Bancorp common stock for the month of January.  The board of directors has the discretion to limit the maximum number of shares that may be issued in any given year.

Any awards issued pursuant to this program will be in the form of restricted stock that will vest over seven (7) years, with 50% of the shares vesting in the last two (2) years.  Each award will be subject to a “claw back” provision in the event the award was based on materially inaccurate financial information and will be issued in compliance with all TARP restrictions and limitations.  All awards will be issue under the 2002 Stock Incentive Plan and will be awarded effective March 1 of each year.

Item 9.01      Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits. None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2010	By:	PREMIERWEST BANCORP (Registrant) /s/ Tom Anderson Tom Anderson Executive Vice President and Chief Administrative Officer